SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

On June 6, 2014, the following email was sent by a member of the board of directors of XenoPort, Inc. to representatives of Orbimed Advisors LLC (a XenoPort stockholder) pertaining to certain proxy matters up for vote at XenoPort’s annual meeting scheduled for June 11, 2014:

Hi Sam, its been a while since my isoganin “is-a-goner” days when you and I had many interesting interactions I trust you are well. This note is to petition Orbimed to vote their shares for XENO mgmt. Our share price is up 30% from recent lows and I can attest that the strategy going forward of a combination of a marketed product generating increasing revenue each quarter plus a very promising clinical program in a large market opportunity bodes well for investors. by creating a much derisked plan going forward. My recent VIVUS experience with Sam Colon showed me again that changing horses doesn’t automatically guarantee a better outcome but it sure does turn things on their head which by itself is incredibly disruptive. I ask that you give Ron and his team the opportunity to execute their strategy. I much prefer that vs. turning the Company into a one-trick pony as suggested by the Clinton group.

As always,